Exhibit 5.3

中国 深圳 福田区 益田路6001号 太平金融大厦11-12楼 邮政编码：518038

11-12/F, TAIPING FINANCE TOWER, YITIAN ROAD 6001, FUTIAN DISTRICT, SHENZHEN, P. R. CHINA

电话(Tel)：(0755) 88265288    传真(Fax)：(0755) 88265537

电子邮件(E-mail)：info@sundiallawfirm.com

网站(Website)：www.sundiallawfirm.com

Date: March 25, 2026

Fenbo Holdings Limited (“Company”)

Unit J.19/F,World Tech Centre

95 How Ming Street

Kwun Tong, Kowloon

Hong Kong

Dear Sirs or Madams,

Re: PRC Legal Opinion in relation to Fenbo Holdings Limited

1	Sundial Law Firm (hereinafter “Our Firm”) is a law firm legally registered in the People’s Republic of China (hereinafter “PRC”). As requested by the Company, Our Firm is acting as the PRC counsel to issue this legal opinion on Fenbo Plastic Products Factory (Shenzhen) Ltd. (the “PRC Subsidiary”). This legal opinion relates only to the officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force (collectively the “PRC Laws”), excludes the laws of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

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2	In issuing this legal opinion, Our Firm has referred to the originals and/or duplicates of the relevant documents and/or facts and information furnished by the Company in relation to:

(a) the confirmations and certificates of the Company and the PRC Subsidiary;

(b) the financial opinions of SR CPA&Co., which is engaged as the auditor of the Company;

(c) other documents and materials deemed as necessary by Our Firm;

3	This legal opinion is issued on the basis of the documents and materials provided by the Company, the facts and information that have occurred or existed before the date of this legal opinion, and Our Firm’s understanding of the relevant facts and applicable laws and regulations. Our Firm has assumed that (collectively “the Assumptions”)：

(a) the authenticity of all the chops, stamps and signatures of documents and materials;

(b) the authenticity and completeness of all the original documents and materials;

(c) the conformity to the original documents of each copy of the documents and materials;

(d) the documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

(e) that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiary have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(f) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and

(g) that all the documents are legal, valid, binding and enforceable under all such laws as governing or related to them other than PRC Laws.

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4	Based upon the Assumptions and the Qualifications and limitations set forth therein and subject to any matters not disclosed to us, and having regard to such considerations of the PRC laws in force as at the date of this opinion as we consider relevant, we are of the opinion that:

4.1	The PRC Subsidiary has been duly incorporated and is validly existing as a limited liability company under the PRC Laws. It is a separate legal entity and enjoys civil rights and bear civil liabilities independently. The PRC Subsidiary has obtained all necessary approvals for its business operations, and there is no other official permits are required. The PRC Subsidiary’s business license is in full force and effect as of the date of issue of this legal opinion.

4.2	Based on the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and relevant supporting guidelines promulgated by the China Securities Regulatory Commission (the “CSRC”) with the approval of the State Council on February 17, 2023, which became effective on March 31, 2023, the filing requirements under the Trial Measures do apply to the Company.

4.3	Base solely on our review of the registration file in Shenzhen Administration for Market Regulation and the Confirmation Letter, there are no pledges or third-party rights over all the equity interest of the PRC Subsidiary. The articles of association of the PRC Subsidiary complies with PRC Laws in all material respects and is in full force and effect.

4.4	To the best of our knowledge after due inquiry with the Company, one real property lease agreement is valid and legally binding in accordance with their respective terms under PRC Laws.

4.5	Based solely on our review of the Credit Report issued and the Confirmation Letter and to the best of our knowledge after due inquiry, from 1 January 2023 to the date of issue of this legal opinion, there is no punishment record of the PRC Subsidiary by any authorities. There is no material court proceedings are pending against the PRC Subsidiary as of the date of issue of the legal opinion.

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5	This legal opinion is subject to the following qualifications (collectively “the Qualifications”):

5.1	This legal opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

5.2	This legal opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

5.3	This opinion is issued based on our understanding of the PRC laws that are currently in effect. For matters not explicitly provided under the PRC laws, the future interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. The CSRC and relevant competent departments under the State Council shall have the right to interpret the implementation of the PRC Laws such as the Trial Measurements. There can be no assurance that the relevant governmental or regulatory authorities will not take a view that is contrary to or otherwise different from this legal opinion.

5.4	This legal opinion is intended to be used in the context that is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this legal opinion.

This legal opinion is rendered to you solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and shall not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to this firm in the Registration Statement under the captions “Prospectus Summary” and “Risk Factors”. In given such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature page]

Yours sincerely,

/s/ Sundial Law Firm

Sundial Law Firm

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